EXHIBIT 10



March 18, 1997


Dear Ken,

          This letter is written confirmation of our discussion regarding your resignation from your position as Executive Vice President Business Operations. We have mutually agreed to terminate your employment, effective no later than March 31, 1997 (the "Termination Date"), and I am prepared to offer you the following severance package contingent on your acceptance of the terms and conditions of this agreement.

1. Accrued Salary and Benefits. You will be paid all salary and benefits to which you are entitled through the Termination Date. You will be paid for your accrued but unused vacation as of such date. You will also be paid your deferred compensation distribution in accordance with the plan document and your Election Deferral Forms.

2. Severance Payments. You will be paid a lump sum severance payment of $10,000 on April 4, 1997. You will also receive severance benefits in the form of bi-weekly payments of $8,076.92 until March 31, 1998. The foregoing payments shall be made in accordance with Glenayre's payroll practices and shall be subject to all applicable withholding as an employee. During 12 month severance period, you agree to provide consulting and related services to Glenayre as may be reasonably requested from time to time by authorized representatives of Glenayre. You may also continue to make contributions to the 401(k) Pension Plan, in accordance with the terms of the plan document, during the severance period.

3.        Benefits Following the Termination Date.

         a) I will recommend to the Plan Administration Committee of the Board of Directors of Glenayre Technologies, Inc. that all of your options for Glenayre Technologies, Inc. common stock be fully vested, effective April 7, 1997. Additionally, I will recommend that you also be permitted to exercise your options within two (2) years after March 31, 1997. If approved by the Plan Administration Committee, you will receive written confirmation of this accelerated vesting schedule and extended exercise period.

         b) After the Termination Date, should Glenayre achieve or exceed its minimum earnings target for Corporate performance based on the current Management By Objectives Plan, you will receive a pro-rata payment (25% of the 70% Corporate performance portion) for your three months of employment in 1997.

         c) After the Termination Date, and during the period of severance, you and your dependents will continue to be eligible to participate in Glenayre's medical plan at the current employee rates, which will be revised April 1997. Once the severance benefits cease, you may continue your individual and dependent coverage through COBRA at rates which are evaluated annually.

         d) After the Termination Date, you shall cease to be covered by all vacation and holiday leave programs, the Employee Stock Purchase Plan, short and long-term disability, and AD&D, and you shall cease to be entitled to any perquisites or benefit rights not expressly covered by this agreement.

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4.        No Recruitment of Employees.

         a) You agree not to recruit, provide information on any personnel of the Glenayre Companies, or assist another employer in the recruitment of any employee of the Glenayre Companies within one year after the Termination Date. If you breach this provision, you agree that, in addition to any rights and remedies which the Glenayre Companies may possess, and as liquidated damages, you will forfeit your right to receive any payments or benefits to be provided under Paragraphs 2 and 3 of this agreement. For purposes of this agreement, the term "Glenayre Companies" means Glenayre Technologies, Inc., Glenayre Electronics, Inc., Western Multiplex Corporation and all other subsidiaries and affiliates of, and successors to, the foregoing corporations.

5.        Waiver of Employment Rights or Claims.

         a) You acknowledge that there are laws and regulations prohibiting employment practices pursuant to which you may have rights or claims. These include Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, and as well as other federal and state executive orders, statutes and regulations. You also acknowledge that there are other common law theories, including laws of contract and tort, which may relate to your employment rights.

         b) You hereby waive and release any rights or claims that you may have arising out of your employment with Glenayre Technologies, Inc. or the termination of that employment, including those described in Paragraph 5(a), and under any other laws, whether with respect to the Glenayre Companies or any of their employees, officers, directors or agents, provided that you do not waive any rights or claims which may arise after the date you sign this agreement.

         c) It is agreed and you acknowledge that (i) you have had at least 21 days to consider the terms and conditions of this agreement; (ii) you have been advised to consult with an attorney before signing this agreement; (iii) the consideration provided to you in Paragraphs 2 and 3 above is consideration that you were not entitled to receive before signing this agreement; (iv) you will have 7 days from the date you sign this agreement and deliver it to me to revoke this agreement by notifying me of such revocation; and (v) this agreement shall not become effective or enforceable until after the aforesaid 7 day revocation period has expired.

6. Confidential Information. You agree that you will keep strictly confidential and will not disclose, directly or indirectly, any document or information (including all proprietary, confidential, or trade secret information of the Glenayre Companies, that you have had in your possession or of which you were/are aware) relating to your employment with Glenayre or to the business and operations of any of the Glenayre Companies. You further agree that you will not make any statement nor take any action which might adversely reflect upon any of the Glenayre Companies, or any of their officers, directors or employees. likewise, Glenayre and its directors and officers will not make any statement nor take any action which might adversely reflect upon you.

7. Remedies for Breach. You acknowledge and agree that in the event of a breach by you of the confidentiality provisions hereof, Glenayre may, in addition to whatever other rights and remedies it may have at law or in equity, withhold any amounts or benefits otherwise payable or due under Paragraph 2 and 3 of this agreement.

8. Acknowledgment of Understanding and Voluntariness. You acknowledge that you understand completely everything set forth in this agreement, that you have had ample opportunity to review this agreement and all its ramifications with an attorney of your own choosing, and that you have entered into this agreement voluntarily, without any coercion whatsoever, of your own free will, and that you intend legally to be bound by this agreement.
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9.       Entire Agreement. This agreement constitutes the entire agreement between Glenayre and you and will not be construed as an admission of liability, wrongdoing, or discrimination by any of the Glenayre Companies or any of their officers, directors, employees or agents.

10. Severability. If any provision hereof shall be determined to be unenforceable, such fact shall not invalidate or render unenforceable any other provision hereof.

11. Binding Effect. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, as the case may be.

12. Governing Laws. This agreement shall be deemed to have made in the State of North Carolina and shall be interpreted, construed, and enforced in accordance with the laws of the State of North Carolina.

          If the foregoing terms and conditions are acceptable to you, please sign in the space indicated below.



Sincerely,                                          Accepted and agreed to:


/s/ G. Smith                                         /s/ Ken Thompson
--------------------------------------------------   -------------------------
Gary B. Smith                                        Ken Thompson
President and CEO
                                                     Date:      3/19/97
                                                    -------------------------



cc:    Beverley Cox
       Virginia Hall
       Gene Pridgen


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